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                                                                    Exhibit 17.3

                               EMPLOYMENT CONTRACT

                  THIS EMPLOYMENT CONTRACT ("Contract") is made effective the 1st day of January, 2001 ("Effective Date"), by and between FIRST AID DIRECT, INC., a Florida corporation ("Employer") and SCOTT SIEGEL ("Employee").

         1. EMPLOYMENT. The Employer employs the Employee as the Chief Executive Officer of Employer and the Employee accepts such employment, upon the terms and conditions set forth in this Contract.

         2. TERM. The Employee's employment with the Employer shall commence January 1, 2001 and shall continue for a period of 36 months or unless otherwise terminated as provided in Section 8 of this Contract ("Term").

         3. COMPENSATION. The Employer shall pay the Employee an annualized base compensation of $150,000 ("Base Compensation"), commencing January 1, 2001. The Employee's Base Compensation shall be increased in the future as agreed by Employee and the Board of Directors of Employer.

         In addition to the Employee's base compensation, the Employer shall pay the Employee an annual bonus in an amount to be determined by a plan approved by the Board of Directors.

         The Employer shall pay the Employee such bonus upon completion of the Employer's audited financial statements and the determination of its net income for such accounting year, but in no event later than the March 31 following the end of such accounting year.

         4. DUTIES AND RESPONSIBILITIES. The Employee shall faithfully discharge the duties that may be reasonably assigned to him by the Employer and which are generally commensurate with those of a chief executive officer. The Employee shall devote all of the Employee's business time and attention to the discharge of his assigned duties and shall use his best efforts for the success of the Employer's business.

         The Employee shall not, during the Term, except with the written consent of the Employer, engage in any activities, whether alone, or as an agent, consultant, partner, member, share holder, owner, employee, officer, director, manager, contractor or otherwise, if such activities (i) materially interfere with the Employee's performance of his assigned duties, or (ii) involve any activity competitive with and adverse to Employer's business.





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         5. FRINGE BENEFITS. The Employee shall be entitled to health insurance for himself, as well as his eligible family members, during the term of his employment subject to the Employee's insurability. The Employee shall be entitled to other related benefits of the Employer to which other employees are entitled.

         In addition, Employer shall pay to or reimburse the Employee an automobile allowance of at least $505 per month in accordance with the then current Employer automobile allowance policy for the term of employment.

         6. VACATION. The Employee shall be entitled to three weeks for time off with pay for vacation, to be taken in accordance with the Employer's policies in effect from time to time. Employee need not use vacation days to provide pay for sick days.

         7. EXPENSES. The Employee may be reimbursed for the Employee's reasonable business expenses for the benefit of the Employer in accordance with the general policies of the Employer as adopted from time to time. The Employee shall provide the Employer with any documentation for such expenses as the Employer may require for federal income tax deduction purposes.

         8. TERMINATION. This Contract shall be terminated upon the happening of any of the following events:

         A. Whenever the Employer and the Employee shall mutually agree in writing to a termination;

         B.       Upon the death of the Employee;

         C. Upon the inability of the Employee to perform his reasonably assigned duties for a period of 120 days during the Term because of injury, illness or other disability;

         D. Immediately upon notice by the Employer to the Employee upon the Employee's breach of any of the material terms or provisions of this Contract or for Cause; or

         E. Upon Employee providing 30-days prior written notice to Employer.


         For purposes of this Section, "Cause" means (i) the conviction of any crime, (ii) significant intentional destructive act committed by the Employee against the Employer or its employees, (iii) an act of moral turpitude or condition by the Employee while an employee of the Employer which has a significant detrimental effect on the business or reputation of the Employer, or
(iv) a





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consistent failure of the Employee to perform his reasonably assigned duties as the Chief Executive Officer of the Employer which has a detrimental effect on the business or reputation of the Employer. A determination of Cause shall be made by the Board of Directors of the Employer in good faith after written notice by the Employer to the Employee stating the current problems with the Employee and giving the Employee a reasonable period of time to correct such if, in the Board's opinion, such is correctable.

If this Agreement is terminated prior to the expiration of its Term under circumstances other than those specified in this Section 8, the Employee shall be entitled to the Base Compensation specified in Section 3, for the remainder of the term of employment. Amounts paid under this provision shall be paid according to Employer's ordinary pay schedule.

         9. FILES. All records contained in the Employer's files are the property of the Employer, and the Employee shall not remove or copy such records upon the termination of the Employee's employment.

         10. GOVERNING LAW. This Contract shall be governed by the laws of the State of Florida and shall be construed in accordance therewith without reference to its conflict of law provision. The parties intend to and hereby confer jurisdiction to enforce this Agreement upon the courts of and for Florida.

         11. SEVERABILITY. In the event that any word, phrase, clause, sentence or other provision in this Contract shall violate any applicable statute, ordinance or rule of law in any jurisdiction which governs this Contract, such provisions shall be ineffective to the extent of such violation without invalidating any other provision in this Contract.

         12. NOTICE. All notices, requests, demands and other communications required or permitted to be given under this Contract shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) the third business day after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, or (c) on the first business day after being sent by a nationally recognized overnight express courier service, to a party addressed as follows:

         IF TO EMPLOYEE:
         --------------

         Scott Siegel
         443 N.W. 115th Terrace
         Coral Springs, FL 33071





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         IF TO EMPLOYER:
         --------------

         Kevin M. Crotty
         Chairman of the Board
         First Aid Direct, Inc.
         3233 Newmark Drive
         Miamisburg, OH 45342

         13. AMENDMENTS, NO WAIVER. This Contract may not be amended, altered, modified or extended except by written agreement signed by each of the parties. No provision may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

         IN WITNESS WHEREOF, the parties have signed this Contract as of the day and year first above written.

                                    EMPLOYER

                                    FIRST AID DIRECT, INC.



                                    By
                                       -----------------------------------------
                                             Kevin M. Crotty
                                             Chairman of the Board


                                    EMPLOYEE




                                    --------------------------------------------
                                      Scott Siegel



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